UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2013
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Prothena Corporation plc
(Exact Name of Registrant as Specified in its Charter)
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Ireland
(State or Other Jurisdiction of Incorporation)

001-35676	98-1111119
(Commission File Number)	(IRS Employer Identification No.)

650 Gateway Boulevard
South San Francisco, California 94080
(Address of Principal Executive Offices, including Zip Code)
Registrant’s telephone number, including area code: (650) 837-8550
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 30, 2013, Prothena Biosciences Inc (“PBI”), a wholly owned subsidiary of Prothena Corporation plc (the “Company”), and ARE-San Francisco No. 33, LLC (the “Landlord”) entered into an amendment (the “Amendment”) to PBI’s existing lease agreement (the “Lease”) relating to the Company’s offices located in South San Francisco, California (the “Existing Premises”). Pursuant to the Amendment, PBI will lease an additional approximately 13,959 square feet adjacent to the Existing Premises under the Lease (the “Extension Premises”).

Under the terms of the Amendment, the Company can take occupancy of or sublease the Extension Premises immediately, but is not obligated to begin paying rent or related operating expenses for the Extension Premises until April 1, 2015, subject to certain adjustments if the Extension Premises are sublet prior to that date. Rent for the Extension Premises is at the same rate per rentable square foot as for the Existing Premises and includes certain additional tenancy improvement allowances reimbursable by the Landlord. As a result of the Amendment, PBI expects to incur an additional $4.6 million in rent and Lease-related operating expenses over the 7-year Lease term, which expires on November 30, 2020. The obligations of PBI have been guaranteed by the Company.

The foregoing description of the terms of the Amendment does not purport to be a complete description and is qualified in its entirety by reference to the Amendment that is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits
(d) Exhibits.

Exhibit No.	Description
10.1	Fourth Amendment to Lease, dated as of November 30, 2013 between ARE-San Francisco No. 33, LLC and Prothena Biosciences, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 5, 2013	PROTHENA CORPORATION PLC

	By:	/s/ Tran B. Nguyen
	Name:	Tran B. Nguyen
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
10.1	Fourth Amendment to Lease, dated as of November 30, 2013 between ARE-San Francisco No. 33, LLC and Prothena Biosciences, Inc.

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